UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25


                           NOTIFICATION OF LATE FILING

(Check One) [ ]Form 10-K [ ]Form 20-F [ ]Form 11-K [X]Form 10-Q [ ]Form N-SAR

                      For Period Ended: September 30, 2001

                       [ ] Transition Report on Form 10-K
                       [ ] Transition Report on Form 20-F
                       [ ] Transition Report on Form 11-K
                       [ ] Transition Report on Form 10-Q
                       [ ] Transition Report on Form N-SAR
                 For the Transition Period Ended: _____________

  Read attached instruction sheet before preparing form. Please print or type.

              Nothing in the form shall be construed to imply that
                   the Commission has verified any information
                                contained herein.

                 If the notification relates to a portion of the
                  filing checked above, identify the Item(s) to
                         which the notification relates:

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                         PART I - REGISTRANT INFORMATION

Worldwide PetroMoly, Inc.
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Full Name of Registrant


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Former Name if Applicable


12600 Deerfield Parkway, Suite 100
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Address of Principal Executive Office (Street and Number)


Alpharetta, GA 30004
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City, State and Zip Code

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                        PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box)

  [X]  (a)     The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

  [X]  (b)     The subject annual report, semi-annual report, transition
               report on Form 10-KSB, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

  [ ]  (c)     The accountant's statement or other exhibit required by Rule
               12b-25(c) has been attached if applicable.

                              PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-KSB, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed with the prescribed time period. (Attach Extra Sheets if Needed)


         The Registrant has experienced a delay in completing the financial statement and Management's Discussion and Analysis portions of its Form 10-QSB for the fiscal quarter ended September 30, 2001, which delay could not be overcome without unreasonable effort and expense. This delay is due to the additional complications caused by the start-up nature of the Registrant's business operations.


                           PART IV - OTHER INFORMATION

 (1) Name and telephone number of person to contact in regard to this notification

   Donald Boyd, President                        (678) 762-3295
   ---------------------------       ----------------------------------------
              (Name)                      (Area Code)(Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports been filed? If answer is no identify report(s).
         [X] Yes  [ ] No

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 (3)     Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made:







                                       3
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                                    SIGNATURE

          The Registrant has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



Date:    11-14-2001              By:     /s/ Donald Boyd
         ------------------        -----------------------------------------
                                              Donald Boyd
                                              President